EXHIBIT 99.2

Contacts:
Jon Sandberg	Jeff Marrazzo
Corporate Communications	Director, Business Development
CVS Caremark	Generation Health
401-770-4914	201-820-3455

Nancy Christal	Glen Silver
Senior Vice President	Chamberlain Healthcare Public Relations
Investor Relations, CVS Caremark	Vice President, Media Services
914-722-4704	212-884-0646

FOR IMMEDIATE RELEASE

CVS Caremark Increases Investment in Generation Health

Company strengthens its commitment to personalized medicine

WOONSOCKET, R.I. and UPPER SADDLE RIVER, N.J., December 21, 2009—CVS Caremark (NYSE: CVS), the nation’s largest pharmacy health care provider today said it is taking an increased ownership interest in Generation Health, Inc., a genetic benefit management company (GBM). The two companies last month announced a strategic partnership to expand pharmacogenomic (PGx) clinical and testing services for CVS Caremark pharmacy benefit management (PBM) clients to improve care for patients who either are non-responsive to their medications or who have adverse reactions. The announcement today illustrates CVS Caremark’s intent to further strengthen its work on applying pharmacogenomic medicine to its benefit management product suite.

“With this additional investment in Generation Health we are accelerating our commitment to personalized medicine and making genomic benefit management an integral part of our PBM offering,” said Tom Ryan, Chairman, President and CEO of CVS Caremark. “We believe there will be a growing opportunity to tailor pharmaceutical treatment to patients based on genetic patterns. This investment expands our clinical capabilities to improve pharmacy health care and is consistent with our integrated approach to help save payors and patients time and money while improving health outcomes.”

The pharmacogenomic clinical services resulting from the strategic partnership are expected to be introduced to CVS Caremark’s PBM clients in the second quarter of 2010.

Generation Health will continue to operate as an independent, separate business from CVS Caremark offering a full range of GBM services to health care payers. CVS Caremark will have financial and strategic ties to the company, and will be represented on its board of directors.

Rick Schatzberg, a company co-founder, will become Generation Health’s president and CEO and will serve as a member of the company’s Board of Directors, replacing Per Lofberg, who was named president of CVS Caremark’s PBM business today. Lofberg will also continue to serve on Generation Health’s Board of Directors. Financial details of CVS Caremark’s additional investment in Generation Health were not disclosed.

About CVS Caremark

CVS Caremark is the largest provider of prescriptions in the nation. The Company fills or manages more than 1 billion prescriptions annually. Through its unmatched breadth of service offerings, CVS Caremark is transforming the delivery of health care services in the U.S. The Company is uniquely positioned to effectively manage costs and improve health care outcomes through its more than 7,000 CVS/pharmacy and Longs Drugs stores; its Caremark Pharmacy Services division (pharmacy benefit management, mail order and specialty pharmacy); its retail-based health clinic subsidiary, MinuteClinic; and its online pharmacy, CVS.com. General information about CVS Caremark is available through the Investor Relations section of the Company’s Web site, at cvscaremark.com/investors, as well as through the press room section of the Company’s Web site, at cvscaremark.com/newsroom.

About Generation Health

Generation Health provides a clinical and economic framework for harnessing the burgeoning field of genomic medicine in pursuit of quality health outcomes. This framework includes evaluation of clinical evidence to determine clinical utility; cost and outcome models to support evidence for reimbursement; a Best TestTM laboratory network to manage the rapid growth of testing costs for payors; data and analytics to review gaps in care among patients; and outreach programs to ensure thorough communications between patients, physicians and pharmacists. Generation Health, a privately owned company, was established in November 2008 with funding from its founders and Highland Capital Partners, one of the country’s leading venture capital organizations with a strong history and commitment to innovation in health care and life sciences. General information about Generation Health is available on the Company’s website, at www.mygenerationhealth.com.